EXHIBIT 99.1
News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Release No. C-1864
Contacts: Media - Greg Guest (404) 652-4739 Robin Keegan (404) 652-4713 Investors - Meg Nollen (404) 652-4720 Richard Perkins (404) 652-4721

Date: Dec. 19, 2003

GEORGIA-PACIFIC RENEWS ACCOUNTS RECEIVABLE FINANCING, COMPLETES OTHER FINANCIAL TRANSACTIONS

           ATLANTA -- Georgia-Pacific Corp. (NYSE: GP) today announced it has completed the annual renewal of its $900 million accounts receivable borrowing program, and also has elected to reduce bank loan commitments.

           The accounts receivable borrowing program has been extended through Dec. 13, 2004. This short-term financing program sells an interest in certain receivables of Georgia-Pacific's domestic businesses to banks and other entities.

           In addition, Georgia-Pacific has elected to reduce from $3 billion to $2.5 billion the amount available under its senior bank credit facility that matures in November 2005. The company uses this facility for general corporate borrowings and letters of credit. Of the reduction, $250 million is represented by repayment of the term loan that comprises part of this facility, and $250 million represents reduction of the available revolving credit amount. As a result, Georgia-Pacific has approximately $1.6 billion in unused availability under this facility.

           "We have made tremendous progress throughout 2003 in repaying and refinancing our debt, lengthening maturities and reducing refinancing risk," said Danny W. Huff, Georgia-Pacific executive vice president and chief financial officer. "Since the acquisition of Fort James Corp. in November 2000, we have dramatically reduced our overall debt and exposure to bank debt markets."

           The company also said it has completed the previously reported monetization of a portion of its asbestos insurance receivable. Proceeds of approximately $147 million from this action were used for repayment of debt.

           The monetization was made possible by an agreement the corporation reached in the third quarter to confirm the total amount of insurance to be paid by one of its insurers for Georgia-Pacific's asbestos liabilities over the next several years. This agreement, and a similar one with another company, allowed Georgia-Pacific to increase its asbestos insurance receivable by $118 million in the third quarter 2003.

News

Safe Harbor Statement: Certain statements contained in this release are forward-looking statements (as such term is defined under the federal securities laws) are based on current expectations, and are subject to risks and uncertainties. Actual results could differ materially as a result of numerous factors, including but not limited to factors listed in Georgia-Pacific Corporation's Securities and Exchange Commission filings, including its report on Form 10-Q for the fiscal quarter ended Sept. 27, 2003.